UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
SANUWAVE Health, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SANUWAVE Health, Inc.
11495 Valley View Road
Eden Prairie, Minnesota 55344

NOTICE OF CONSENT SOLICITATION
November 18, 2022
Dear Stockholder:
This Notice of Consent Solicitation (the “Notice”) and accompanying Consent Solicitation Statement are furnished to you by SANUWAVE Health, Inc., a Nevada corporation (“we,” “us” or “our”), in connection with the solicitation of written consents from the holders of its common stock, par value $0.001 (the “Common Stock”), to take action without a stockholders’ meeting.
We are soliciting your written consent with respect to the following proposals (the “Proposals”):
Proposal 1 (“Proposal 1”): To approve an amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding Common Stock at a reverse stock split ratio ranging from any whole number between 1-for-50 and 1-for-100, subject to and as determined by the Board of Directors (the “Board”).
Proposal 2 (“Proposal 2”): To approve an amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock from 800,000,000 to 2,500,000,000.
Our Board adopted Proposals 1 and 2 and recommends that stockholders give written consent FOR the approval of both Proposals.
The foregoing items of business are more fully described in the Consent Solicitation Statement accompanying this Notice.
We have established the close of business on October 28, 2022 (the “Record Date”) as the record date for determining stockholders entitled to submit written consents. A majority of the shares of Common Stock that are outstanding on the Record Date must give written consent in favor for each of the Proposals to be approved by stockholders.
This solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement and the written consent card set forth in Appendix A. Written consents shall be solicited until the earliest of (i) the date we receive the affirmative consent to each of the Proposals of stockholders holding a majority of the shares of Common Stock as of the Record Date, (ii) the date the Board determines to terminate the solicitation and (iii) December 27, 2022 (the “Expiration Date”). If the requisite number of written consents for a Proposal is received on or prior to the Expiration Date, such Proposal will be deemed approved on the Expiration Date.
Failure to submit the written consent will have the same effect as a written consent against each of the Proposals. We recommend that all stockholders affirmatively consent to the Proposals, by marking the box entitled “FOR” with respect to Proposal 1 and Proposal 2. If you sign and send in the written consent card but do not indicate how you want to vote as to either Proposal, your written consent card will be treated as a consent “FOR” that Proposal.
By Order of the Board of SANUWAVE Health, Inc.
/s/ Kevin A. Richardson, II
Kevin A. Richardson, II
Chief Executive Officer
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL
FOR THE WRITTEN CONSENT SOLICITATION
The Notice of Consent Solicitation and Consent Solicitation Statement are available at www.proxyvote.com.

SANUWAVE Health, Inc.
11495 Valley View Road
Eden Prairie, Minnesota 55344
(770) 419-7525

CONSENT SOLICITATION STATEMENT
This Consent Solicitation Statement and accompanying Notice of Consent Solicitation (“Notice”) are furnished to you by SANUWAVE Health, Inc., a Nevada corporation (“we,” “us,” “our” or the “Company”), in connection with the solicitation of written consents from the holders of its common stock, par value $0.001 (the “Common Stock”), to take action without a stockholders’ meeting.
On or about November 18, 2022, we intend to mail to our stockholders of record and beneficial owners a Notice, this Consent Solicitation Statement and the written consent card set forth in Appendix A (collectively, the “consent solicitation materials”).
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL
FOR THE WRITTEN CONSENT SOLICITATION
The Notice of Consent Solicitation and Consent Solicitation Statement are available at www.proxyvote.com.
QUESTIONS AND ANSWERS ABOUT THESE CONSENT SOLICITATION MATERIALS
Why are these consent solicitation materials being made available?
We are providing you with these consent solicitation materials because our Board of Directors (the “Board”) is soliciting written consents from the holders of our Common Stock to take action without a stockholders’ meeting.
We are soliciting your written consent with respect to the following proposals (the “Proposals”):
Proposal 1 (“Proposal 1”): To approve an amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding Common Stock at a reverse stock split ratio ranging from any whole number between 1-for-50 and 1-for-100, subject to and as determined by the Board.
Proposal 2 (“Proposal 2”): To approve an amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock from 800,000,000 to 2,500,000,000.
This solicitation is being made on the terms and subject to the conditions set forth in this Consent Solicitation Statement and the accompanying written consent card. Written consents shall be solicited until the earliest of (i) the date we receive the affirmative consent to each of the Proposals of stockholders holding a majority of the shares of Common Stock as of the Record Date, (ii) the date the Board determines to terminate the solicitation and (iii) December 27, 2022 (the “Expiration Date”). If the requisite number of written consents for a Proposal is received on or prior to the Expiration Date, such Proposal will be deemed approved on the Expiration Date.
What consent solicitation materials are available on the Internet?
The Notice, this Consent Solicitation Statement and the written consent card set forth in Appendix A are available at www.proxyvote.com.
Who can submit a written consent with respect to the Proposals?
Stockholders as of the close of business on October 28, 2022 (the “Record Date”) are entitled to submit a written consent with respect to the Proposals. For each Proposal, you have one vote for each share of Common Stock you own as of the Record Date. At the close of business on the Record Date, there were 548,737,651 shares of Common Stock outstanding and entitled to vote.
How do I submit my written consent?
Your written consent is important. We urge you to submit your written consent over the Internet, by telephone or by completing and returning the written consent card set forth in Appendix A.

Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with our transfer agent, Action Stock Transfer, then you are considered the stockholder of record with respect to those shares.
As a stockholder of record, you may submit your written consent directly. We urge you to submit your written consent over the Internet, by telephone or by completing and returning the written consent card set forth in Appendix A.
If you are a stockholder of record, you may:
•	complete, sign and date the written consent card and return it promptly in the envelope provided;
•	go to www.proxyvote.com to complete an electronic written consent card. You will be asked to provide the control number from your Notice; or
•	dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice.
To determine how you may revoke or change your written consent submitted by the telephone, Internet or mail methods described above, see the section entitled “How can I change my vote after submitting my written consent?”
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee
If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of this consent solicitation. As a beneficial owner, you have the right to direct your broker or other agent on how to complete the written consent with respect to the shares in your account.
What is the recommendation of the Board on each of the Proposals?
The Board recommends that you submit your written consent:
•
FOR the approval of an amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding Common Stock at a reverse stock split ratio ranging from any whole number between 1-for-50 and 1-for-100, subject to and as determined by the Board (Proposal 1); and

•	FOR the approval of an amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock from 800,000,000 to 2,500,000,000 (Proposal 2).
What if I return my written consent card directly to the Company, but do not provide instructions with respect to either of the Proposals?
If a signed written consent card is returned to us without any indication of how your shares should be voted on a particular Proposal, your written consent card will be treated as a consent “FOR” each Proposal.
How can I change my vote after submitting my written consent?
A stockholder who has given a written consent may revoke it at any time before the Expiration Date by:
•	delivering to the Corporate Secretary of the Company a written notice stating that the written consent is revoked;
•	signing and delivering a written consent card bearing a later date;
•	completing a new electronic written consent card over the Internet; or
•	submitting new instructions by telephone.
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a written consent, you must contact that firm to revoke any prior written consent.

What is the vote required for each Proposal?
The votes required to approve each Proposal are as follows:
•
Proposal 1. The amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding Common Stock at a reverse stock split ratio ranging from any whole number between 1-for-50 and 1-for-100, subject to and as determined by the Board requires the affirmative consent of the holders of a majority of the outstanding shares of Common Stock for approval. Abstentions and any broker non-votes will have the same effect as a written consent “against” Proposal 1.

•
Proposal 2. The amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock from 800,000,000 to 2,500,000,000 requires the affirmative consent of the holders of a majority of the outstanding shares of Common Stock for approval. Abstentions and any broker non-votes will have the same effect as a written consent “against” Proposal 2.

What are “broker non-votes”?
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because (i) the broker did not receive instructions from the beneficial owner, and (ii) the broker lacked discretionary authority to submit a written consent with respect to the shares. These unvoted shares are considered “broker non-votes” with respect to such matters.
The Proposals are considered “routine” proposals under New York Stock Exchange rules. If you are a beneficial owner and your shares are held in the name of a broker or other nominee, the broker or other nominee is permitted to submit your written consent on the Proposals, even if the broker or other nominee does not receive instructions from you. As a result, we do not anticipate any broker non-votes with respect to the Proposals.
Who is paying for this written consent solicitation?
The Company is paying the costs of the solicitation of written consents. Written consents may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by telephone, facsimile or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending written consents and consent solicitation materials to beneficial owners of our Common Stock.
What does it mean if I receive more than one written consent card?
If you receive more than one written consent card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each written consent card to ensure that all of your shares are voted.
Where can I find the voting results?
The final results will be filed with the Securities and Exchange Commission (the “SEC”) in a Current Report on Form 8-K within four business days of the Expiration Date.

PROPOSAL 1
APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL
Our Board has adopted resolutions to authorize the Board, in its sole discretion, to (1) amend our Articles of Incorporation to effect a reverse stock split of our outstanding Common Stock and (2) direct such proposal to be submitted to the holders of our Common Stock for their approval. The amendment to our Articles of Incorporation would be accomplished by adding to the end of the third paragraph thereof referring to the number of shares with par value the following text:
“Upon the filing and effectiveness (the “Reverse Stock Split Effective Time”) pursuant to the General Corporation Law of Nevada of the Certificate of Amendment to these Articles of Incorporation of the Corporation, each [•] shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall, automatically and without any further action on the part of the Corporation or any of the respective holders thereof, be reclassified, combined and converted into one (1) fully paid and nonassessable share of Common Stock (the “Reverse Stock Split”), subject to the treatment of fractional share interests as described below. The reclassification of the Common Stock will be deemed to occur at the Reverse Stock Split Effective Time. From and after the Reverse Stock Split Effective Time, certificates representing Common Stock prior to such reclassification shall represent the number of shares of Common Stock into which such Common Stock prior to such reclassification shall have been reclassified pursuant to the Certificate of Amendment. No fractional shares shall be issued in connection with the Reverse Stock Split and, in lieu thereof, the number of shares to be received by a stockholder shall be rounded up to the nearest whole number of shares in the event that such stockholder would otherwise be entitled to receive a fractional share upon the Reverse Stock Split.”
If approved by the holders of our Common Stock, the Reverse Stock Split proposal would permit, but not require, our Board to effect a reverse stock split of our issued and outstanding Common Stock at any time prior to December 31, 2023 at a reverse stock split ratio ranging from any whole number between 1-for-50 and 1-for-100, subject to and as determined by the Board (the “Reverse Stock Split”). Our Board reserves the right to elect to abandon the Reverse Stock Split, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.
We do not intend to issue fractional shares in connection with the Reverse Stock Split. In lieu of issuing fractional shares, we will round up to the next whole number of shares.
Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split
Our Board is submitting the Reverse Stock Split to our stockholders for approval with the primary intent of (1) avoiding an event of default under the future advance convertible promissory notes (the “Notes”) we issued in a private placement that closed on August 5, 2022 and (2) increasing the market price of our Common Stock to satisfy one of the initial listing requirements for uplisting onto The Nasdaq Capital Market, although we are under no obligation to uplist and there can be no assurance that the trading price of our Common Stock would be maintained at such level or that we will be able to maintain any such listing of our Common Stock on The Nasdaq Capital Market if we are able to uplist in the future.
On August 5, 2022, we entered into a Securities Purchase Agreement for the sale in a private placement of (i) the Notes in an aggregate principal amount of approximately $16.1 million, (ii) warrants to purchase an additional 403 million shares of Common Stock with an exercise price of $0.067 per share (the “First Warrants”) and (iii) warrants to purchase an additional 403 million shares of Common Stock with an exercise price of $0.04 per share (the “Second Warrants,” collectively with the First Warrants, the “Warrants”). The Notes and the Warrants are not currently convertible into, or exercisable for, shares of our Common Stock. The Notes will be convertible and the Warrants exercisable at such time as our authorized and unissued shares of Common Stock are at a number sufficient to permit the exercise or conversion of all outstanding securities exercisable for, or convertible into, Common Stock.
Pursuant to each Note, failure to reduce our outstanding shares via a reverse stock split to provide a number of authorized and unissued shares of Common Stock sufficient to permit the conversion of the Note and the conversion or exercise, as applicable, of all other outstanding securities of the Company convertible into or exercisable for shares of Common Stock on or before December 31, 2022 is an event of default. Upon an event of default under the Notes, we will have five business days after notice of default from a holder to cure the event of default. After such cure period, the holder may require the Company, by delivering written notice, to redeem all or any part of its Note in cash at a price equal to (1) principal plus accrued and unpaid interest, calculated from the event of default at an interest rate of 20% per annum (the “Event of Default Redemption Price”) and (2) liquidated damages of $250,000 pro-rata based on the entire amount raised in the private placement plus an amount in cash equal to 1% of the Event of Default Redemption Price for each 30-day period during which redemptions fail to be made, with a cap at 5%.
In addition, we believe that the Reverse Stock Split, if implemented, will make our Common Stock more attractive to a broader range of institutional and other investors, as we believe that the current market price of our Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that, if approved and implemented by our Board, the Reverse Stock Split will make our Common Stock a more attractive and cost-effective investment for many investors.
Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.
Criteria the Board of Directors May Use to Determine Whether to Implement the Reverse Stock Split
When determining whether to implement the Reverse Stock Split, and which Reverse Stock Split ratio to implement, if any, following the receipt of stockholder approval, the Board of Directors may consider various factors, including:
•	the financial consequences to the Company of triggering an event of default under the Notes;
•	the initial listing requirements for uplisting onto The Nasdaq Capital Market;
•	the historical trading price and trading volume of our Common Stock;
•	the then-prevailing trading price and trading volume of our Common Stock and the expected impact of the Reverse Stock Split on the trading market for our Common Stock in the short- and long-term;
•	the number of shares of our Common Stock outstanding;
•	the anticipated impact of a particular ratio on the Company’s ability to reduce administrative and transactional costs; and
•	prevailing general market, legal and economic conditions.
Prior Approval of a Reverse Stock Split
At the 2020 Annual Meeting of Stockholders of the Company, held on July 23, 2020, the stockholders authorized the Board to amend our Articles of Incorporation to effect a reverse stock split by approving Proposal 5 as set forth in the Proxy Statement for the 2020 Annual Meeting of Stockholders filed with the SEC on June 26, 2020. The authorization permitted, but did not require, the Board to effect the reverse stock split at any time prior to August 22, 2020. The Board, pursuant to the terms of the approvals and authorizations set forth in Proposal 5, did not elect to effect the reverse stock split prior to August 22, 2020.
At the 2020 Special Meeting of Stockholders held on December 30, 2020, the stockholders authorized the Board to amend our Articles of Incorporation to effect a reverse stock split by approving Proposal 2 as set forth in the Proxy Statement for the 2020 Special Meeting of Stockholders filed with the SEC on December 14, 2020. The authorization permitted, but did not require, the Board to effect the reverse stock split prior to December 31, 2021. The Board, pursuant to the terms of the approvals and authorizations set forth in Proposal 2, did not elect to effect the reverse stock split prior to December 31, 2021. The Board is therefore seeking stockholder approval for the Reverse Stock Split.
Procedure for Implementing the Reverse Stock Split
The Reverse Stock Split, if approved by our stockholders, would become effective on the date and time set forth in the Certificate of Amendment to our Articles of Incorporation that is filed with the Nevada Secretary of State, which we expect would be shortly after such filing is made with the Nevada Secretary of State (the “Effective Time”). The exact timing of the filing of the Certificate of Amendment that will effect the Reverse Stock Split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to our Articles of Incorporation, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split. If a Certificate of Amendment effecting the Reverse Stock Split has not been filed with the Nevada Secretary of State by the close of business on December 31, 2023, our Board will abandon the Reverse Stock Split.
Fractional Shares
We do not intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we will not issue certificates representing fractional shares. In lieu of issuing fractional shares, we will round up to the next whole number of shares.
Effect of the Reverse Stock Split on Holders of Outstanding Common Stock
General
After the Effective Time of the Reverse Stock Split, should the Board elect to implement it, each stockholder will own a reduced number of shares of Common Stock. However, the Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share as described above. Voting rights and other rights and preferences of the holders of our Common Stock would not be affected by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our Common Stock immediately prior to the Reverse Stock Split would continue to hold 2% (assuming there is no impact as a result of rounding up to the nearest whole share in lieu of issuing fractional shares) of the voting power of the outstanding shares of our Common Stock immediately after the Reverse Stock Split. The number of stockholders of record would not be affected by the Reverse Stock Split.
The principal effects of the Reverse Stock Split would be that:
•	each 50 to 100 shares of our Common Stock owned by a stockholder (depending on the Reverse Stock Split ratio selected by the Board), would be combined into one new share of our Common Stock;
•
no fractional shares of Common Stock would be issued in connection with the Reverse Stock Split, instead, any fractional shares will be rounded up to the next whole number of shares as explained above;

•
by reducing the number of shares of Common Stock outstanding without reducing the number of shares of available but unissued Common Stock, the Reverse Stock Split will effectively increase the relative number of authorized but unissued shares, which the Board may use in connection with future financings or other issuances;

•
based upon the Reverse Stock Split ratio selected by the Board of Directors, proportionate adjustments would be made to the per share exercise or conversion price and the number of shares issuable upon the exercise, conversion or vesting of all then outstanding equity awards, Common Stock warrants and convertible debt with respect to the number of shares of Common Stock subject to such award, warrant or convertible debt and the exercise or conversion price thereof, in each case to the extent applicable, subject to the terms of such awards, warrants or convertible debt;

•
the number of shares of Common Stock authorized under the Amended and Restated 2006 Stock Incentive Plan of SANUWAVE Health, Inc. (the “Stock Incentive Plan”) will be proportionately adjusted for the Reverse Stock Split ratio selected by the Board; and

•
the number of stockholders owning “odd lots” of less than 100 shares of our Common Stock may potentially increase; odd lot shares may be more difficult to sell and brokerage commissions and other costs of transactions in odd lots generally are proportionately higher than the costs of transactions in “round lots” of even multiples of 100 shares.

However, we believe that any potential negative effects are outweighed by the benefits of the Reverse Stock Split.
Effect on Shares of Common Stock
For the purposes of providing examples of the effect of the Reverse Stock Split on our Common Stock, the following table contains approximate information, based on share information as of the Record Date, of the effect of a Reverse Stock Split at certain ratios within the range of the proposed Reverse Stock Split ratios on the number of shares of our Common Stock authorized, outstanding, reserved for future issuance and not outstanding or reserved:
Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Underlying Outstanding Options, Warrants and Convertible Notes	Number of Shares of Common Stock Authorized but Not Outstanding or Reserved
Pre-Reverse Stock Split	800,000,000	548,737,651	1,500,350,746	—
Post-Reverse Stock Split 1:50	800,000,000	10,974,753	30,007,015	819,032,262
Post-Reverse Stock Split 1:55	800,000,000	9,977,048	27,279,104	762,743,848
Post-Reverse Stock Split 1:60	800,000,000	9,145,628	25,005,846	765,848,526
Post-Reverse Stock Split 1:65	800,000,000	8,442,118	23,082,319	768,475,563
Post-Reverse Stock Split 1:70	800,000,000	7,839,109	21,433,582	770,727,309
Post-Reverse Stock Split 1:75	800,000,000	7,316,502	20,004,677	772,678,821
Post-Reverse Stock Split 1:80	800,000,000	6,859,221	18,754,384	774,386,395
Post-Reverse Stock Split 1:85	800,000,000	6,455,737	17,651,185	775,893,078
Post-Reverse Stock Split 1:90	800,000,000	6,097,085	16,670,564	777,232,351
Post-Reverse Stock Split 1:95	800,000,000	5,776,186	15,793,166	778,430,648
Post-Reverse Stock Split 1:100	800,000,000	5,487,377	15,003,507	779,509,116
After the Effective Time of the Reverse Stock Split that our Board elects to implement, our Common Stock would have a new CUSIP number.
Effect on our Authorized Preferred Stock
The Reverse Stock Split, if implemented, would not affect the total authorized number of shares of our preferred stock or the par value of our preferred stock.
Effect on Outstanding Equity Awards, Warrants, and Equity Plans
If the Reverse Stock Split is approved by our stockholders and our Board decides to implement the Reverse Stock Split, as of the Effective Time, based on the Reverse Stock Split ratio selected by the Board, proportionate adjustments will be made to all then-outstanding equity awards, Common Stock warrants and convertible debt with respect to the number of shares of Common Stock subject to such award, warrant or convertible debt and the exercise or conversion price thereof. In addition, the number of shares of Common Stock available for issuance under the Stock Incentive Plan will be proportionately adjusted for the Reverse Stock Split ratio selected by the Board, such that fewer shares will be subject to such plan.
Reduction in Stated Capital
Pursuant to the Reverse Stock Split, the par value of our Common Stock would remain $0.001 per share. As a result of the Reverse Stock Split, at the Effective Time, the stated capital on our balance sheet attributable to our Common Stock would be reduced in proportion to the size of the Reverse Stock Split, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, would remain unchanged.

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)
Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.
Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)
Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.
Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split Common Stock, subject to adjustment for treatment of fractional shares.
Holders of Certificated Shares of Common Stock
Stockholders holding shares of our Common Stock in certificated form will be sent a transmittal letter by our transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock to which they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate, the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate.
WE MAY ISSUE THE ADDITIONAL SHARES OF AUTHORIZED COMMON STOCK THAT WILL BECOME AVAILABLE AS A RESULT OF THE REVERSE STOCK SPLIT WITHOUT THE ADDITIONAL APPROVAL OF OUR STOCKHOLDERS.
Not a Going Private Transaction
Notwithstanding the decrease in the number of outstanding shares following the implementation of the Reverse Stock Split, the Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the implementation of the proposed Reverse Stock Split will not cause the Company to go private.
No Appraisal Rights
Under the Nevada Revised Statutes, our stockholders are not entitled to appraisal rights with respect to the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.
Material U.S. Federal Tax Consequences of the Reverse Stock Split
The following discussion is a summary of material U.S. federal income tax consequences of an implemented Reverse Stock Split to U.S. Holders (as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions in each case in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could adversely affect the tax consequences described below. No assurance can be given that the IRS will agree with the consequences described in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been or will be sought or obtained from the IRS regarding the tax consequences of the transactions described herein.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of shares of our Common Stock that is (a) an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code (“United States persons”), or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.
This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders in light of their particular circumstances or that may be relevant to certain beneficial owners that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, S corporations, partnership and other pass through entities (and investors therein), mutual funds, insurance companies, banks and other financial institutions, dealers in securities, brokers or traders in securities, commodities or currencies, that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, persons who hold shares of our Common Stock as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, U.S. Holders that have a functional currency other than the U.S. dollar, and persons who acquired shares of our Common Stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan). Furthermore, this summary does not discuss any alternative minimum tax consequences or the Medicare contribution tax on net investment income and does not address any aspects of U.S. state or local or non-U.S. taxation. This summary only applies to those beneficial owners that hold shares of our Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).
If an entity classified for U.S. federal income tax purposes as a partnership owns shares of our Common Stock, the tax treatment of a member of the entity will depend on the status of the member and the activities of the entity and such member. The tax treatment of such an entity, and the tax treatment of any member of such an entity, are not addressed in this summary. Any entity that is classified for U.S. federal income tax purposes as a partnership and that owns shares of our Common Stock, and any members of such an entity, are encouraged to consult their tax advisors.
BENEFICIAL OWNERS OF SHARES OF OUR COMMON STOCK ARE ENCOURAGED TO SEEK ADVICE FROM THEIR OWN TAX ADVISORS REGARDING THE INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT, TAKING INTO ACCOUNT THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL INCOME, ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
We intend to take the position that the Reverse Stock Split constitutes a recapitalization for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. Assuming the Reverse Stock Split qualifies as a recapitalization:
•	a U.S. Holder will not recognize gain or loss on the Reverse Stock Split;
•	the aggregate tax basis of the shares of our Common Stock received by a U.S. Holder in the Reverse Stock Split will be equal to the aggregate tax basis of the shares exchanged therefor; and
•	the holding period of the shares of our Common Stock received by a U.S. Holder in the Reverse Stock Split will include the holding period of the shares exchanged therefor.

U.S. Treasury regulations provide detailed rules for allocating the tax basis and holding period among shares of common stock which were acquired by a stockholder on different dates and at different prices. U.S. Holders that acquired shares of our Common Stock on different dates or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period among such shares.
Required Vote
The affirmative consent of the holders of a majority of the shares of Common Stock outstanding as of the Record Date is needed to approve the Reverse Stock Split.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU SUBMIT YOUR WRITTEN CONSENT “FOR” PROPOSAL 1, APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT, AT THE BOARD’S DISCRETION.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
The Board has approved an amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock to 2,500,000,000 shares from 800,000,000 shares. If approved, the amendment would amend and restate the text of the third paragraph thereof referring to the number of shares with par value in its entirety to read as follows:
“The total number of shares which the Corporation is authorized to issue is 2,505,000,000 shares. 2,500,000,000 shares will be Common Stock, each having a par value of $0.001. 5,000,000 shares shall be Preferred Stock, each having a par value of $0.001.”
On the Record Date, we had 548,737,651 shares of Common Stock issued and outstanding and 251,262,349 shares of Common Stock that were authorized but unissued. Also on the Record Date, we had (i) 1,006,490,519 shares of Common Stock potentially issuable upon exercise of outstanding warrants, (ii) 21,246,085 shares of Common Stock potentially issuable upon exercise of outstanding stock options and (iii) 472,614,142 shares of Common Stock potentially issuable upon the conversion of outstanding convertible notes. Accordingly, we need to increase our authorized shares of Common Stock in order to permit the exercise or conversion of all such exercisable or convertible securities. The Notes and the Warrants are not currently convertible into, or exercisable for, shares of our Common Stock. The Notes will be convertible and the Warrants exercisable at such time as our authorized and unissued shares of Common Stock are at a number sufficient to permit the exercise or conversion of all outstanding securities exercisable for, or convertible into, Common Stock.
The Board also believes that the availability of additional authorized shares of Common Stock will provide the Company with flexibility to issue Common Stock for a variety of general corporate purposes as the Board may determine to be desirable including, without limitation, stock splits (including splits effected through the declaration of stock dividends), raising capital, future financings, investment opportunities, licensing agreements, acquisitions or other distributions. The Company currently does not have any definitive plans, arrangements or understandings with respect to the issuance of the additional shares of Common Stock authorized by the proposed amendment to the Articles of Incorporation.
The proposed amendment to increase the number of authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect or delay or prevent a change in control of the Company by providing the Company the capability to engage in actions that would be dilutive to a potential acquiror, to pursue alternative transactions, or to otherwise increase the potential cost to acquire control of the Company. Thus, while we currently have no intent to employ the additional unissued authorized shares as an anti-takeover device, the proposed amendment may have the effect of discouraging future unsolicited takeover attempts. The Board is not aware of any such attempt to take control of the Company and would act in the best interest of stockholders if any attempt was made.
The proposed increase in the number of authorized shares of Common Stock will not change the number of shares of Common Stock outstanding, nor will it have any immediate dilutive effect or change the rights of current holders of the Company’s Common Stock, except that the Notes will be convertible into, and the Warrants exercisable for, our Common Stock at such time as our authorized and unissued shares of Common Stock are at a number sufficient to permit the exercise or conversion of all outstanding securities exercisable for, or convertible into, Common Stock. However, the issuance of additional shares of Common Stock authorized by this amendment to the Articles of Incorporation may occur at times or under circumstances as to have a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of the present holders of our Common Stock.
Once the proposed amendment is approved, no further action by the stockholders would be necessary prior to the issuance of additional shares of Common Stock unless required by law or the rules of any stock exchange or national securities association on which the Common Stock is then listed or quoted. Under the proposed amendment, each of the newly authorized shares of Common Stock will have the same rights and privileges as currently authorized Common Stock. Adoption of the proposed amendment will not affect the rights of the holders of currently outstanding Common Stock, nor will it change the par value of the Common Stock, which will remain $0.001 par value per share. If the proposed amendment is adopted, it will become effective upon filing of a Certificate of Amendment to our Articles of Incorporation with the Nevada Secretary of State.

Required Vote
The affirmative consent of the holders of a majority of the shares of Common Stock outstanding as of the Record Date is needed to approve the amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock to 2,500,000,000 shares.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU SUBMIT YOUR WRITTEN CONSENT “FOR” PROPOSAL 2, THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of our outstanding Common Stock by (i) any holder of more than five percent, (ii) each of our named executive officers and directors, and (iii) our directors and executive officers as a group.
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Shares Outstanding(2)
Kevin A. Richardson, II(3)	16,795,993	3.0%
Peter Stegagno(4)	4,418,007	*
Lisa E. Sundstrom(5)	3,364,500	*
Morgan C. Frank(6)	38,085,646	6.9%
A. Michael Stolarski(7)	18,331,290	3.3%
James Tyler	1,250,000	*
Ian Miller(8)	7,780,825	1.4%
Jeffrey Blizard	—	—%
All directors and executive officers as a group (11 persons)	93,197,002	16.4%
Opaleye Management Inc.(9)	31,428,571	5.7%
Manchester Management PR, LLC(6) Manchester Management Company, LLC Manchester Explorer, L.P. James E. Besser	41,335,646	7.5%
*	Denotes less than 1% of beneficial ownership.
(1)	Unless otherwise noted, each beneficial owner has the same address as us.
(2)
Applicable percentage ownership is based on 548,737,651 shares of Common Stock outstanding as of the Record Date. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and also includes options and warrants that are exercisable within 60 days of the Record Date. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act.

(3)
Includes options to purchase up to 7,459,300 shares of Common Stock. In addition, this amount includes 1,324,723 shares of Common Stock owned directly by Prides Capital Fund I, L.P. Prides Capital Partners LLC is the general partner of Prides Capital Fund I, L.P. and Mr. Richardson is the controlling shareholder of Prides Capital Partners LLC; therefore, under certain provisions of the Exchange Act, he may be deemed to be the beneficial owner of such securities. Mr. Richardson has also been deputized by Prides Capital Partners LLC to serve on our Board. Mr. Richardson disclaims beneficial ownership of all such securities except to the extent of any indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) therein.

(4)	Includes options to purchase up to 3,658,144 shares of Common Stock.
(5)	Consists of options to purchase up to 3,364,500 shares of Common Stock.
(6)
Manchester Management PR, LLC (“Manchester”) and Manchester Management Company, LLC (“GP”) may be deemed to be the owner of 39,085,646 shares of Common Stock. Manchester and GP have the sole power to vote or direct the vote of 0 shares of Common Stock, have the shared power to vote or direct the vote of 39,085,646 shares of Common Stock, have the sole power to dispose or direct the disposition of 0 shares of Common Stock, and have the shared power to dispose or direct the disposition of 39,085,646 shares of Common Stock.

Manchester Explorer, L.P. (“Explorer”) may be deemed to be the beneficial owner of 36,585,646 shares of Common Stock. Explorer has the sole power to vote or direct the vote of 0 shares of Common Stock, has the shared power to vote or direct the vote of 36,585,646 shares of Common Stock, has the sole power to dispose or direct the disposition of 0 shares of Common Stock, and has the shared power to dispose or direct the disposition of 36,585,646 shares of Common Stock.
Mr. Besser has the sole power to vote or direct the vote of 2,500,000 shares of Common Stock, has the shared power to vote or direct the vote of 39,085,646 shares of Common Stock, has the sole power to dispose or direct the disposition of 2,500,000 shares of Common Stock, and has the shared power to dispose or direct the disposition of 39,085,646 shares of Common Stock.
Mr. Frank has the sole power to vote or direct the vote of 1,500,000 shares of Common Stock, has the shared power to vote or direct the vote of 36,585,646 shares of Common Stock, has the sole power to dispose or direct the disposition of 1,500,000 shares of Common Stock, and has the shared power to dispose or direct the disposition of 36,585,646 shares of Common Stock.
Mr. Besser is the managing member of Manchester and GP and Mr. Frank serves as a portfolio manager and as a consultant for Explorer. Manchester is the investment manager to Explorer and GP is the general partner of Explorer. The principal business address for each of Manchester, GP, Explorer and Messrs. Besser and Frank is 2 Calle Candina, #1701, San Juan, Puerto Rico, 00907.
(7)	Includes options to purchase up to 1,319,800 shares of Common Stock.
(8)	Includes options to purchase up to 1,000,000 shares of Common Stock and warrants to purchase up to 125,000 shares of Common Stock.
(9)
Opaleye Management Inc. (the “Opaleye”) serves as investment manager to Opaleye, L.P. and as a portfolio manager for a separate managed account (the “Managed Account”), and may be deemed to indirectly beneficially own securities owned by the Managed Account. Opaleye disclaims beneficial ownership of the shares held by the Managed Account. Mr. James Silverman is the President of Opaleye. The address of Opaleye is One Boston Place, 26th Floor, Boston, MA 02108.

ADDITIONAL INFORMATION
Stockholder Proposals for the Next Annual Meeting
Requirements for Stockholder Proposals to Be Considered for Inclusion in Our Proxy Materials. To be considered for inclusion in the proxy materials for our next annual meeting of stockholders, your proposal must be submitted in writing a reasonable amount of time prior to the date we begin to print and distribute our proxy statement for the such annual meeting of stockholders to the Company’s Secretary at 11495 Valley View Road, Eden Prairie, Minnesota 55344, and comply with the requirements in our Bylaws and all applicable requirements of Rule 14a-8 promulgated under the Exchange Act.
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. If you wish to submit a proposal that is to be included in the proxy materials for our next annual meeting of stockholders, you must do so not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. You are also advised to review our Bylaws, which contain additional requirements regarding submission of stockholder proposals.
Householding of Proxy Materials
The SEC adopted rules that permit us to send a single Consent Solicitation Statement to any household at which two or more stockholders reside unless we have received contrary instructions from one of the stockholders. Each stockholder will continue to receive a separate written consent card. Upon written or oral request to our Corporate Secretary, at 11495 Valley View Road, Eden Prairie, Minnesota 55344 or by phone at (770) 419-7525, we will deliver a separate copy of the Consent Solicitation Statement to you at the shared address within 30 days of your request. Any stockholders who share the same address and currently receive multiple copies of our consent solicitation materials or proxy materials who wish to receive only one copy in the future can contact the Corporate Secretary regarding such request at the address and phone number listed above.
A number of brokerage firms have already instituted householding. If your household has multiple accounts of our stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the Consent Solicitation Statement or wish to revoke your decision to household, and thereby receive multiple reports.

SCAN TO
VIEW MATERIALS & VOTE

CONSENT BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your consent and to access the consent solicitation materials before the earliest of (i) the date we receive the affirmative consent to each of the proposals of stockholders holding a majority of the shares of common stock as of October 28, 2022, (ii) the date the board of directors determines to terminate the solicitation and (iii) December 27, 2022. Have this consent card in hand when you access the website and follow the instructions to obtain your records and to create an electronic consent form.

CONSENT BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until the earliest of (i) the date we receive the affirmative consent to each of the proposals of stockholders holding a majority of the shares of common stock as of October 28, 2022, (ii) the date the board of directors determines to terminate the solicitation and (iii) December 27, 2022. Have this consent card in hand when you call and then follow the instructions.

CONSENT BY MAIL
Mark, sign and date this consent card and return it in the postage-prepaid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D93378-Y55525 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS CONSENT CARD IS VALID ONLY WHEN SIGNED AND DATED.

SANUWAVE HEALTH, INC.

By signing this written consent card, the undersigned shall be deemed to have consented in favor of the proposals described below with respect to all shares of common stock of SANUWAVE Health, Inc. held of record by the undersigned as of October 28, 2022 (the "Record Date"). By signing this written consent card, the undersigned also acknowledges receipt of the consent solicitation statement of SANUWAVE Health, Inc., which more fully describes the proposals set forth below.

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as an attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign by an authorized officer on behalf of the corporation. If shares are held by a partnership or other entity, please sign by an authorized person on behalf of the partnership or entity.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D93379-Y55525

WRITTEN CONSENT OF THE STOCKHOLDERS OF SANUWAVE HEALTH, INC.

Please return this consent promptly. Your shares of common stock of SANUWAVE Health, Inc. will be tabulated and voted on the proposals as indicated on the reverse side. If you do not return this written consent card, it will have the same effect as a consent against the proposals. Upon the earliest of (i) the date we receive the affirmative consent to each of the proposals of stockholders holding a majority of the shares of common stock as of October 28, 2022, (ii) the date the board of directors determines to terminate the solicitation and (iii) December 27, 2022 (the "Expiration Date"), the consent solicitation process will conclude.

A stockholder who has given a written consent may revoke it at any time before the Expiration Date by (i) delivering to the Corporate Secretary of SANUWAVE Health, Inc. a written notice stating that the written consent is revoked, (ii) signing and delivering a written consent card bearing a later date, (iii) completing a new electronic written consent card over the Internet, or (iv) submitting new instructions by telephone.

Continued and to be signed on reverse side